                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


                              Middlesex Water Co.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  596680-108
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement       [ X ]
CUSIP No.  596680-108

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power            293,090
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power                0


                                 7) Sole Dispositive Power         6,802


                                 8) Shared Dispositive Power     292,800


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  299,602



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   7.3


   12)  Type of Reporting Person (See Instructions)                          HC


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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


                               Middlesex Water Co.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                   Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   596680-108
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement       [ X ]
CUSIP No.  596680-108

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power             293,090
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                 0


                            7) Sole Dispositive Power          6,802


                            8) Shared Dispositive Power      292,800


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  299,602



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                  7.3

   12)  Type of Reporting Person (See Instructions)                         HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


                               Middlesex Water Co.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   596680-108
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement      [ X ]
CUSIP No.  596680-108

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        Midlantic Bank, N.A.  22-1146430

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization


  Number of Shares             5) Sole Voting Power            293,090
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                0


                               7) Sole Dispositive Power           290


                               8) Shared Dispositive Power     292,800


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  293,090



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 7.1


   12) Type of Reporting Person (See Instructions)                         BK



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ITEM 1(a) - NAME OF ISSUER:

Middlesex Water Co.


ITEM 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

1500 Ronson Road, Iselin, NJ  08830


ITEM 2(a) - NAME OF PERSON FILING:

PNC Bank Corp.; PNC Bancorp, Inc.; and Midlantic Bank, N.A.


ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

PNC Bank Corp., One PNC Plaza, 249 5th Avenue, Pittsburgh, PA 15222-2707

PNC Bancorp, Inc., 222 Delaware Avenue, Wilmington, DE 19899

Midlantic Bank, N.A., Metro Park Plaza, P.O. Box 600, Edison, NJ  08818


ITEM 2(c) - CITIZENSHIP:

PNC Bank Corp. - Pennsylvania

PNC Bancorp, Inc. - Delaware

Midlantic Bank, N.A. - United States

ITEM 2(d) - TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e) - CUSIP NUMBER:

596680-108

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a)  [   ]  Broker or dealer registered under Section 15 of the Act,

(b)  [ X ]  Bank as defined in Section 3(a)(6) of the Act,

(c)  [   ]  Insurance Company as defined in Section 3(a)(19) of the Act,

(d)  [   ]  Investment Company registered under Section 8 of the Investment
            Company Act,

(e)  [   ]  Investment Adviser registered under Section 203 of the Investment
            Advisers Act of 1940,

(f)  [   ]  Employee Benefit Plan, pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,

(g)  [ X ]  Parent Holding Company, in accordance with Rule 13d-(b)(ii)(G),

(h)  [   ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1995:

(a) Amount Beneficially Owned:                                   299,602 shares

(b) Percent of Class:                                                       7.3

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                     293,090
      (ii) shared power to vote or to direct the vote                         0
     (iii) sole power to dispose or to direct the disposition of          68.02
      (iv) shared power to dispose or to direct the disposition of      292,800





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ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of PNC Bank Corp. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

Midlantic Bank, N.A. - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of
PNC Bancorp, Inc.)

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP.

Not applicable.


ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 12, 1996
         --------------------------------------------
         Date

         /s/ WILLIAM F. STROME
         --------------------------------------------
         Signature - PNC Bank Corp.


         William F. Strome, Senior Vice President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ PAUL L. AUDET
         --------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ BARBARA Z. PARKER
         --------------------------------------------
         Signature - Midlantic Bank, N.A.


         Barbara Z. Parker, Executive Vice President
         --------------------------------------------
         Name/Title


                     SEE AGREEMENT ATTACHED AS EXHIBIT A

                                  AGREEMENT                           EXHIBIT A

                               February 12, 1996

     The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by Middlesex Water Co.


     Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

     Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

     This agreement applies to any amendments to Schedule 13G.

                          PNC BANK CORP.


                          BY:  /s/ WILLIAM F. STROME
                              -----------------------------------------
                               William F. Strome, Senior Vice President


                          PNC BANCORP, INC.


                          BY:  /s/ PAUL L. AUDET
                              -----------------------------------------
                               Paul L. Audet, Vice President


                          MIDLANTIC BANK, N.A.


                          BY:  /s/ BARBARA Z. PARKER
                              --------------------------------------------
                               Barbara Z. Parker, Executive Vice President